EXHIBIT 10.2(a)

MANAGEMENT AGREEMENT

AGREEMENT made as of the 26th day of April, 2011, among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), COMMODITY ADVISORS FUND L.P., a Delaware limited partnership (the “Partnership”) and KROM RIVER INVESTMENT MANAGEMENT (CAYMAN) LIMITED, an exempted company incorporated in the Cayman Islands with limited liability (“Krom Cayman”) and KROM RIVER TRADING AG, a company incorporated in Switzerland (“Krom Switzerland” and, together with Krom Cayman and each separately, the “Advisor”).

W I T N E S S E T H :

WHEREAS, CMF is the general partner of Commodity Advisors Fund L.P., a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, swaps, forward contracts and other over-the-counter instruments and derivatives on U.S. and non-U.S. markets with the objective of achieving capital appreciation, such trading to be conducted directly or through investment in KR Master Fund L.P., a Delaware limited partnership (the “Master Fund”) of which CMF is the general partner and the Advisor is the advisor; and

WHEREAS, the Limited Partnership Agreement establishing the Partnership (the “Limited Partnership Agreement”) permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership; and

WHEREAS, Krom Switzerland is registered with the PolyReg General Self-Regulatory Organisation (“PolyReg”) in Switzerland and the Advisor is exempt from registration as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”); and

WHEREAS, CMF is registered as a commodity pool operator with the CFTC and is a member of the National Futures Association (“NFA”); and

WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity trading activities during the term of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. DUTIES OF THE ADVISOR. (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it from time to time by CMF in commodity interests, including commodity futures contracts, options and forward contracts, excluding financial futures and forward contracts unless such contracts are traded for bona fide hedging purposes. The Advisor may also engage in swap transactions and other derivatives transactions on behalf of the Partnership with the prior approval of CMF. All such trading on behalf of the Partnership shall be in accordance with the trading policies (the “Trading Policies”) set forth in the Partnership’s Private Placement Offering Memorandum and Disclosure Document dated as of March 31, 2011, as supplemented (the “Memorandum”), and as such Trading Policies may be changed from time to time upon receipt by the advisor of prior written notice of such change, and pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets as described in the Memorandum. CMF has initially selected the Advisor’s Krom River Commodity Program at 150% Leverage (the “Program”) to manage the Partnership’s assets allocated to it. Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading. The Advisor may not deviate from the Trading Policies set forth in the Memorandum without the prior written consent of the Partnership given by CMF. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not result in losses. CMF and the Advisor each acknowledge that the description of the Advisor in the Offering Memorandum is in draft form as of the time of the signing of this Agreement.

(b) CMF acknowledges receipt of the description of the Program, attached hereto as Appendix A. All trades made by the Advisor for the account of the Partnership, whether directly or indirectly through the Master Fund, shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor. However, the Advisor, with the prior written permission (by either original, email or fax copy) of CMF, may direct any and all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (by either original, email or fax copy).

(c) The initial allocation of the Partnership’s assets to the Advisor will be made to the Program as described in the Memorandum. In the event the Advisor wishes to use a trading system or methodology other than or in addition to the system or methodology outlined in the Memorandum in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing. In addition, the Advisor will not make any changes to the trading system or methodology to be utilized for the Partnership or in the markets traded for the Partnership which the Advisor deems material without providing five days’ prior written notice to CMF and obtaining CMF’s prior written consent. In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in Appendix A or the Memorandum, as applicable, even if the Advisor deems such changes not to be material. Further, the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership’s account and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval. The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF. The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly. U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within one business day after such funds are no longer needed to margin foreign positions.

(d) The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), shareholders, directors, officers and employees, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers or any other information which the Advisor is required by applicable law to keep confidential) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by Federal or state law or NFA rule or order. Notwithstanding Paragraphs 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by Federal or state law or NFA rule or order. The Partnership and CMF acknowledge that all trading and investment advice and information to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice and/or information confidential. Further, CMF agrees to treat as confidential any results of proprietary accounts and/or proprietary information with respect to the Advisor’s trading systems obtained from the Advisor.

(e) Subject to Paragraph 8(b)(iv) hereof, the Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets (as defined in Paragraph 3(b) hereof) as it shall determine in its absolute discretion. The designation of other trading advisors and the apportionment or reapportionment of Net Assets to any such trading advisors pursuant to this Paragraph 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f) Subject to Paragraph 8(b)(iv) hereof, CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate. CMF shall use its best efforts to make reapportionments, if any, as of the first day of a month. The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor. CMF will use its best efforts to give two business days’ prior notice to the Advisor of any reallocations or liquidations.

(g) The Advisor shall assume financial responsibility for any errors committed or caused by it in transmitting orders for the purchase or sale of commodity interests for the Partnership’s account including payment to the brokers of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades. The Advisor’s errors shall include, but not be limited to, inputting improper trading signals or communicating incorrect orders to the commodity brokers. The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Paragraph 8(a)(iii) of any errors with respect to the account, and the Advisor shall use its best efforts to identify and promptly notify CMF of any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership.

2. INDEPENDENCE OF THE ADVISOR. For all purposes herein, each party shall be deemed to be an independent contractor of the others and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the others in any way and shall not be deemed an agent, promoter or sponsor of the others or any other trading advisor to the Partnership. The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any partners for any acts or omissions of any other trading advisor to the Partnership.

3. COMPENSATION. (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay Krom Cayman (i) an incentive fee payable quarterly equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii) a monthly fee for professional management services equal to 1/12 of 2% (2% per year) of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the adjusted net assets of the Partnership as of the last business day of each month by 2.0% and dividing the result thereof by 12).

(b) “Net Assets” shall have the meaning set forth in Section 7(d)(1) of the Limited Partnership Agreement effective as of May 1, 2011, and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions or incentive fees payable as of the date of such determination.

(c) “New Trading Profits” shall mean the excess, if any, of Net Assets managed by the Advisor at the end of the quarter over Net Assets managed by the Advisor at the end of the highest previous quarter or Net Assets allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal quarter decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal quarter, whether the assets are held separately or in margin accounts. Ongoing expenses shall be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets and shall not exceed a maximum of 1/12 of .50% per month of the beginning of month Net Assets. Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership. Ongoing expenses include offering and organizational expenses of the Partnership. No incentive fee shall be paid to Krom Cayman until the end of the first full calendar quarter of the Advisor’s trading for the Partnership, which fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of the first full calendar quarter of such trading. Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor. If Net Assets allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before Krom Cayman is eligible to receive another incentive fee.

(d) Quarterly incentive fees and monthly management fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable. In the event of the termination of this Agreement as of any date which shall not be the end of a calendar quarter or a calendar month, as the case may be, the quarterly incentive fee shall be computed as if the effective date of termination were the last day of the then current quarter and the monthly management fee shall be prorated to the effective date of termination. If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly management fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.

(e) The provisions of this Paragraph 3 shall survive the termination of this Agreement.

4. RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a) The services provided by the Advisor hereunder are not to be deemed exclusive. CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and shareholder(s) may render advisory, consulting and/or management services to other clients and accounts. The Advisor and its officers, directors, employees and shareholder(s) shall be free to trade for their own accounts and to advise other investors and/or manage other accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas as the Advisor uses in the performance of services to CMF for the Partnership. However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Program and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.

(b) If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account for which it trades the Program or a program substantially similar to the Program and that it will not knowingly or deliberately favor any client or account managed by it for which it trades the Program or a program substantially similar to the Program over any other client or account for which it trades the Program or a program substantially similar to the Program in any manner, it being acknowledged, however, that different trading strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies, accounts experiencing differing inflows or outflows of equity, accounts which commence trading at different times, accounts which have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c) It is acknowledged that the Advisor and/or its officers, employees, directors and shareholder(s) presently act, and it is agreed that they may continue to act, as manager and/or advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be the same, more or less than the amounts received from the Partnership.

(d) The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of other accounts managed by the Advisor or its principals as shall be reasonably requested by CMF. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.

5. TERM. (a) This Agreement shall continue in effect until June 30, 2012. CMF may, in its sole discretion, renew this Agreement for additional one-year periods upon notice to the Advisor not less than 30 days prior to the expiration of the previous period. After June 30, 2012, CMF may terminate this Agreement at any month-end upon 30 days’ notice to the Advisor. At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement upon 5 days’ notice to the Advisor if (i) the Net Asset Value per unit shall decline as of the close of business on any day to $400 or less; (ii) the Partnership’s aggregate net assets decline to less than $1,000,000; (iii) the Net Assets allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 50% or more as of the end of a trading day from such Net Assets’ previous highest value; (iv) limited partners owning at least 50% of the outstanding units shall vote to require CMF to terminate this Agreement; (v) the Advisor fails to comply with the terms of this Agreement; (vi) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vii) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; or (viii) the Advisor fails to conform to the Trading Policies set forth in the Limited Partnership Agreement or the Memorandum as they may be changed from time to time in accordance with this Agreement. At any time during the term of this Agreement, CMF may elect immediately to terminate this Agreement if (i) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent, (ii) Chris Brodie dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor, (iii) Krom Switzerland’s registration with the PolyReg or any other regulatory authority, is terminated or suspended or the Advisor is no longer entitled to rely on an exemption from registration with the CFTC as a commodity trading advisor and does not become registered with the CFTC as a commodity trading advisor, (iv) the Advisor fails to apply for registration as a commodity trading advisor with the CFTC and apply to become a member of the NFA within a commercially reasonable amount of time from the date of this Agreement, or (v) CMF reasonably believes that the Advisor has or may contribute to any material operational, business, or reputational risk to CMF or CMF’s affiliates. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b) The Advisor may terminate this Agreement by giving not less than 30 days’ notice to CMF (i) in the event that the Trading Policies of the Partnership as set forth in the Memorandum are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) after June 30, 2012; or (iii) in the event that CMF or the Partnership fails to comply with the terms of this Agreement. The Advisor may immediately terminate this Agreement if CMF’s registration as a commodity pool operator or its membership in the NFA is terminated or suspended.

(c) Any termination of this Agreement in accordance with this Paragraph 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Paragraph 3 hereof.

6. INDEMNIFICATION. (a) (i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subparagraph (a)(iii) of this Paragraph 6, indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments, awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, provided further that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Limited Partnership Agreement.

(ii) Without limiting subparagraph (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subparagraph (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.

(iii) Any indemnification under subparagraph (i) above shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subparagraph (i) above. Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.

(iv) In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses, judgments, awards and amounts including amounts paid in settlement) incurred in connection therewith.

(v) As used in this Paragraph 6(a), the term “Advisor” shall include the Advisor, its principals, officers, directors, stockholders and employees and the term “CMF” shall include the Partnership.

(b) (i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the breach of any representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (i) there has been a final judicial or regulatory determination, or a written opinion of an arbitrator pursuant to Paragraph 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence or intentional misconduct on the part of the Advisor or were not taken or omitted, as the case may be, by the Advisor in good faith (except as otherwise provided in Paragraph 1(g)), or (ii) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.

(ii) In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, shareholder(s) or employees unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses, judgments, awards and amounts including amounts paid in settlement) incurred in connection therewith.

(c) In the event that a person entitled to indemnification under this Paragraph 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d) None of the indemnifications contained in this Paragraph 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld, of the party obligated to indemnify such party. A party will not be entitled to indemnification under this Paragraph 6 in the case of default judgments, confessions of judgment or settlements unless the party seeking to be indemnified has obtained the consent of the other party as required by this Paragraph 6(d). Even if consent has been obtained, however, a party’s right to be indemnified will still be subject to the standard of liability, determinations and any other limitations provided for in this Paragraph 6.

(e) The provisions of this Paragraph 6 shall survive the termination of this Agreement.

7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a) The Advisor represents and warrants that:

(i) All references to the Advisor and its principals in the Memorandum, if any, are accurate in all material respects and as to them the Memorandum does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading, except that with respect to Table B and any other pro forma or hypothetical performance information in the Memorandum, if any, this representation and warranty extends only to the underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments. Subject to such exception, all references to the Advisor and its principals in the Memorandum will, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of the Partnership’s units, be accurate in all material respects.

(ii) The information with respect to the Advisor set forth in the actual performance tables in the Memorandum, if any, is based on all of the customer accounts managed on a discretionary basis by the Advisor’s principals and/or the Advisor during the period covered by such tables and required to be disclosed therein. The Advisor’s performance tables have been examined by independent administrators and qualified asset management finance professionals and the report thereon has been provided to CMF. The Advisor will have its performance tables so examined no less frequently than annually during the term of this Agreement.

(iii) The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser. The Advisor is exempt from registration with the CFTC as a commodity trading advisor, while Krom Switzerland is registered with the PolyReg and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder. Krom Switzerland agrees to maintain and renew its registrations and licenses, as applicable, with PolyReg or any other suitable regulator during the term of this Agreement. The Advisor shall apply for registration as a commodity trading advisor with the CFTC and apply to become a member of the NFA (and use their best efforts to complete those processes in a timely manner) the earlier of (i) when the Advisor is required to register as commodity trading advisor with the CFTC and apply to become a member of the NFA by applicable law, rule or regulation or (ii) a commercially reasonable amount of time from the date of this Agreement.

(iv) Each of Krom Cayman and Krom Switzerland is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and Switzerland, respectively and each has full corporate power and authority to enter into this Agreement and to provide the services required of it hereunder.

(v) The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(vi) This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(vii) At any time during the term of this Agreement that an offering memorandum or prospectus relating to the units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.

(b) CMF represents and warrants for itself and the Partnership that:

(i) CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(ii) Each of CMF and the Partnership has the capacity and authority to enter into this Agreement on behalf of the Partnership.

(iii) This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.

(iv) CMF will not, by acting as the general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(v) CMF is registered as a commodity pool operator and is a member of the NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

(vi) The Partnership is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

8. COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.

(a) The Advisor agrees as follows:

(i) In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA, PolyReg and/or the commodity exchange on which any particular transaction is executed.

(ii) The Advisor will promptly notify CMF of the commencement of any investigation, suit, action or proceeding involving the Advisor or any of its affiliates, officers, directors, employees, agents or representatives; regardless of whether such investigation, suit, action or proceeding also involves CMF. The Advisor will provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA, or any commodity exchange in connection with an investigation or audit of the Advisor’s business activities and, in relation to Krom Switzerland, PolyReg or any other suitable regulator to which it may be subject from time to time.

(iii) In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor. The Advisor acknowledges its obligation to review the Partnership’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, the broker and CMF and the Partnership’s brokers of (A) any error resulting in a loss of $1,000 or more committed by the Advisor or its principals or employees; (B) any trade which the Advisor believes was not executed in accordance with its instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.

(iv) The Advisor will maintain a net worth of not less than $1,000,000 during the term of this Agreement.

(v) The Advisor intends to use its best efforts to close out all futures positions prior to any applicable delivery period, and will use its best efforts to avoid causing the Partnership to take delivery of any commodity.

(vi) CMF shall have the right for a period of 12 months following the date of this Agreement to allocate up to $150,000,000 in funded assets to the Advisor’s Program on behalf of any collective investment vehicle or account operated or managed by CMF and the Advisor represents that such allocation will not exceed the capacity limits of the Program.

(b) CMF agrees for itself and the Partnership that:

(i) CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

(ii) CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

(iii) CMF will be responsible for compliance with the USA Patriot Act and related anti-money-laundering regulations with respect to the Partnership and its limited partners.

(iv) CMF will make an allocation to the Advisor of a minimum of $60,000,000 in funded assets (whether from the Partnership or otherwise) to be traded pursuant to the Program within 60 days of the date of this Agreement and will maintain a minimum of $60,000,000 in funded assets (excluding any declines for negative performance) to the Advisor to be traded pursuant to the Program for a period of 12 months from the date CMF first allocates assets to the Advisor, provided, however, that notwithstanding the foregoing, CMF may at any time terminate this agreement pursuant to Paragraph 5 of this Agreement.

9. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

10. ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties.

11. AMENDMENT. This Agreement may not be amended except by the written consent of the parties.

12. NOTICES. All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic mail (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to CMF or to the Partnership:

Ceres Managed Futures LLC

522 Fifth Avenue, 14th Floor

New York, New York 10036

Attention: Jennifer Magro

Email: Jennifer.magro@morganstanleysmithbarney.com

If to the Advisor:

Walker House

87 Mary Street

George Town,

Grand Cayman KY1-9002

Cayman Islands

Attention: The Directors

Email: info@walkerspv.com

Fax No.: (345) 945-3727

with a copy simultaneously to Krom Switzerland:

Neuhofstrasse 3D

6340

Baar

Switzerland

Attention: Mike Cartier

Email: info@kromriver.com

Fax No.: 00 41 41 544-2650

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14. ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of the National Futures Association or, if the National Futures Association shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

15. NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement, except that certain persons not parties to this Agreement may have rights under Paragraph 6 hereof.

16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, including via facsimile, each of which is an original and all of which when taken together evidence the same agreement.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC

By	/s/ Walter Davis
Walter Davis
President and Director

COMMODITY ADVISORS FUND L.P.

By:	Ceres Managed Futures LLC
(General Partner)

By	/s/ Walter Davis
Walter Davis
President and Director

KROM RIVER INVESTMENT MANAGEMENT (CAYMAN) LIMITED

By	/s/ Meline Von Brentano
	Name:	Meline Von Brentano
	Title:	Director

KROM RIVER TRADING AG

By	/s/ Christopher Brodie
	Name:	Christopher Brodie
	Title:	Portfolio Manager

KROM RIVER TRADING AG

By	/s/ Itay Simkin
	Name:	Itay Simkin
	Title:	CEO